NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	Chief Financial Officer	John C. Rickel	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

FOR IMMEDIATE RELEASE
THURSDAY, MAY 25, 2006

GROUP 1 AUTOMOTIVE ANNOUNCES A 7.7 PERCENT DIVIDEND INCREASE

HOUSTON, May 25, 2006 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced that its board of directors declared a cash dividend of $0.14 per share for the first quarter of 2006. The dividend will be paid on June 15, 2006, to stockholders of record on June 5, 2006. The first-quarter dividend reflects a 7.7 percent, or $0.01, increase from the fourth-quarter dividend.

“We are pleased to be able to share our improving performance with our shareholders,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “We continue to look for ways to reward our shareholders, and this dividend increase is the latest example.”

About Group 1 Automotive, Inc.
Group 1 owns 95 automotive dealerships comprised of 138 franchises, 32 brands and 30 collision service centers in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.